Exhibit 5.1

Reed Smith LLP
2500 One Liberty Place
1650 Market Street
Philadelphia, PA 19103-7301
215.851.8100
Fax 215.851.1420
February 24, 2005

Protalex, Inc. 145 Union Square Drive New Hope, PA 189238
Re:  Protalex, Inc. — Registration Statement on Form SB-2

Ladies and Gentlemen:

We have acted as counsel to Protalex, Inc., a Delaware corporation (the "Company"), in connection with the preparation of the subject Registration Statement on Form SB-2 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to 10,610,049 shares (the "Registered Shares") of the Company's common stock, par value $.00001 per share (the "Common Stock") to be sold by the selling stockholders named in the Registration Statement. Of the Registered Shares, (i) 7,445,654 shares (the "Shares") have been issued to selling stockholders and (ii) 3,164,395 shares (the "Warrant Shares") will be issued from time to time upon exercise of warrants (the "Warrants") by those selling stockholders.

In rendering the opinion set forth below, we have examined the Registration Statement and the exhibits thereto (including the Company’s certificate of incorporation and by-laws and the Plan of Merger and Agreement between the Company and Protalex, Inc., a New Mexico corporation, in each case as previously filed with the Commission), certain records of the Company's corporate proceedings and such statutes, records and other documents as we have deemed relevant. In our examination, we have assumed the genuineness of documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies thereof.

Based on the foregoing, it is our opinion that the Shares are, and the Warrant Shares (when issued pursuant to the Warrants) will be, validly issued, fully paid and nonassessable.

The opinion set forth above is limited to the General Corporation Law of the State of Delaware, as amended. We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act and the rules or regulations of the Commission thereunder.

The opinion expressed herein is solely for your benefit and may be relied upon only by you.

Very truly yours,

/s/ Reed Smith LLP